								Filed under Rule 424(b)(2), Registration Statement No. 333-268704
					Preliminary Pricing Supplement No. 7 - Dated Monday, March 17, 2025 (to: Prospectus dated December 7, 2022 as supplemented by Prospectus Supplement dated December 7, 2022)
CUSIP	Selling	Gross	Net	Principal	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Price	Concession	Proceeds	Amount	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
37046AFR1	100%	0.550%	[]	[]	Fixed	4.850%	Semi-Annual	03/20/2027	9/20/2025	$23.31	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 3/20/2026 and Semi-Annually thereafter with 30 Calendar Days Notice.
GM Financial Term Notes will be subject to redemption at the option of General Motors Financial Company, Inc., in whole on the interest payment date occurring any time on or after 3/20/2026 at a redemption price equal to 100% of the principal amount of the GM Financial Term Notes, plus accrued interest thereon, if any, upon at least 30 Calendar Days prior notice to the noteholder and the trustee, as described in the Prospectus.

37046AFS9	100%	1.350%	[]	[]	Fixed	5.450%	Semi-Annual	03/20/2031	9/20/2025	$26.19	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 3/20/2026 and Semi-Annually thereafter with 30 Calendar Days Notice.
GM Financial Term Notes will be subject to redemption at the option of General Motors Financial Company, Inc., in whole on the interest payment date occurring any time on or after 3/20/2026 at a redemption price equal to 100% of the principal amount of the GM Financial Term Notes, plus accrued interest thereon, if any, upon at least 30 Calendar Days prior notice to the noteholder and the trustee, as described in the Prospectus.

	Offering Dates: Monday, March 17, 2025 through Monday, March 24, 2025	General Motors Financial Company, Inc.
	Trade Date: Monday, March 24, 2025 @ 12:00 PM ET	GM Financial Term Notes
	Settlement Date: Thursday, March 27, 2025	Prospectus dated December 7, 2022, as supplemented by Prospectus Supplement dated December 7, 2022
Minimum Denomination/Increments: $1,000/$1,000
General Motors Financial Company, Inc.	Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number: 0235 via RBC Dain Rauscher Inc.
Purchasing Agent: InspereX
Agents: BofA Securities, Morgan Stanley, RBC Capital Markets, Wells Fargo Advisors
Trustee: U.S. Bank Trust Company, National Association
If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.
Dealers purchasing Notes on an agency basis for client accounts shall purchase Notes at the public offering price. Notes sold by the Selected Dealers for their own account may be sold at the public offering price less a discount as specified above. Notes purchased by the Selected Dealers on behalf of level fee accounts may be sold to such accounts at the discount to the public offering price specified above, in which case, such Selected Dealers will not retain any portion of the sales price as compensation.